PRESS RELEASE
OM GROUP REVENUES INCREASED 49 PERCENT IN SECOND QUARTER
- Net income of $12.8 million compares with loss of $35.3 million last year -
- Income from continuing operations was $0.43 per share; adjusted for special items, grew to $0.67 per share -
- Cash provided by operations was $45.7 million as cash balance rose to $401.4 million -
CLEVELAND — August 5, 2010 — OM Group, Inc. (NYSE: OMG) today announced financial results for the second quarter ended June 30, 2010.
Net sales were $303.1 million, up 49 percent from the same period last year, due to improved pricing and higher volumes combined with the recent EaglePicher Technologies acquisition. Net income was $12.8 million, or $0.42 per diluted share, compared with a loss of $35.3 million, or $1.17 per diluted share, during the second quarter of 2009. Adjusted for special items, income from continuing operations was $0.67 per diluted share compared with a loss of $0.11 per diluted share last year.
“In the second quarter, we continued to build on the positive momentum created last year through our efforts to optimize our cost structure and improve profitability,” said Joseph M. Scaminace, chairman and chief executive officer. “Organic growth, driven by the improving economy and increased market share, and our acquisition of EaglePicher Technologies contributed to revenue growth, while our lower cost structure helped drive those results to the bottom line. We have continued to strengthen our financial position and flexibility with positive cash flow from operations, an important accomplishment for us as we continue to pursue our growth objectives.”
Gross profit was $68.0 million (22.4 percent of sales), nearly double the second quarter of 2009, when it was $34.4 million (16.9 percent of sales). Selling, general and administrative expenses were $37.6 million (12.4 percent of sales), up 12 percent from the same period in 2009 due primarily to the acquisition of EaglePicher Technologies, but lower as a percent of sales. Operating profit was $30.3 million (10.0 percent of sales), compared with an operating loss of $29.5 million a year ago which included a $35.0 million goodwill impairment charge. Operating profit improvement was driven by a rising cobalt reference price, an increase in demand in most end markets, and continuing benefits from profit enhancement initiatives.
Other expense was $6.0 million compared with $0.4 million last year. The increase was attributable to higher foreign exchange losses primarily related to cash on our balance sheet held at foreign locations in non-functional currency, and higher interest expense as a result of the outstanding balance on our revolver.
Income tax expense for the second quarter of 2010 of $18.3 million included net discrete tax expense items totaling $10.4 million. Of this amount, $11.5 million related to recording an allowance against prepaid tax assets of the smelter joint venture in the Democratic Republic of Congo (DRC).
Cash provided by operating activities was $45.7 million in the second quarter of 2010 compared with $31.0 million in the second quarter of 2009, primarily due to higher net income. The cash balance increased $35.7 million during the second quarter to $401.4 million.
BUSINESS SEGMENT RESULTS (all comparisons with the second quarter of 2009)

Advanced Materials
•	Net sales were $150.3 million, up 44 percent

•	Excluding metal resale and by-product sales, product volumes were up 9 percent as strong growth in powder metallurgy and ceramics was partially offset by modest decreases in battery materials and chemicals

•	Operating profit was $17.3 million (11.5 percent of sales), up 246 percent

•	Average quarterly reference price of cobalt was $19.36 per pound, up from $14.44
Specialty Chemicals
•	Net sales were $124.4 million, up 24 percent

•	Demand was higher in most end markets, especially printed circuit board, memory disk and composites

•	Operating profit was $20.2 million (16.2 percent of sales), compared with a loss of $31.8 million (the second quarter of 2009 included goodwill impairment of $35.0 million)
Battery Technologies
•	Net sales were $28.4 million

•	Operating profit of $0.4 million included $1.6 million of special charges for inventory and deferred revenue fair value adjustments in the acquired balance sheet

•	Note: This segment is comprised of EaglePicher Technologies, which was acquired on January 29, 2010. Comparison to previous year not provided.
OUTLOOK
“Our results through the first half of 2010 have benefited from improved economic conditions, favorable cobalt market fundamentals, an optimized cost structure and the EaglePicher Technologies acquisition,” said Scaminace. “In the second half of the year, we will remain diligent to maintain the financial strength and flexibility we have built. Our employees around the world have worked hard to achieve the outstanding results through the first half of 2010, and we will continue to build on the momentum we have established.”
End market demand outlook for the balance of the year remains positive for all three business segments. Volumes in Advanced Materials should improve from 2009 levels, with a seasonal upturn in battery materials from the second quarter, and continued strength in powder metallurgy, chemicals and ceramics. Specialty Chemicals is expected to benefit from continued strength within the electronics industry going into the second half of 2010. Battery Technologies is forecasted to grow sequentially with steady market demand and growth from new applications.
Scaminace noted that the results from the second quarter also serve as a confirmation of OM Group’s transformation strategy. “Specialty Chemicals was the largest contributor to operating profit during the second quarter,” Scaminace stated. “This not only validates the investments we’ve made in the electronic chemicals sector, but also demonstrates our ability to grow areas of the company that are not subject to volatile metal prices. This is another example of how we are transforming the business model according to the long-term strategy we have articulated.”
For purposes of this release, discussions related to income (loss) from continuing operations or net income (loss) pertain to amounts attributable to OM Group, Inc. common shareholders.
PRESENTATION OF NON-GAAP FINANCIAL INFORMATION
“Income (loss) from continuing operations attributable to OM Group, Inc. — as adjusted for special items” is a non-GAAP measure used in this release. It is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. The Company’s management uses this metric in evaluating the performance of the Company’s business. The Company believes that the non-GAAP financial measure facilitates a comparative assessment of the Company’s operating performance by its management. In addition, the Company believes that this non-GAAP financial measure will enhance investors’ understanding of the performance of the Company’s operations and of the comparability to the results of prior periods.
WEBCAST INFORMATION
OM Group has scheduled a conference call and live audio broadcast on the Web for 10 a.m. Eastern time today. Investors may access the live audio broadcast by logging on to http://investor.omgi.com. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. A webcast audio replay will be available on the “Investor Relations — Presentations” page of the company’s Web site three hours after the call.
ABOUT OM GROUP, INC.
OM Group, Inc. is a leading global solutions provider of specialty chemicals, advanced materials, electrochemical energy storage and unique technologies crucial to enabling our customers to meet increasingly stringent market and application requirements. The company serves a wide variety of sectors, including rechargeable batteries, electronic devices, cutting tools, petrochemical catalysts, electronics manufacturing, industrial coatings, defense, aerospace, and medical devices. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com.
# # #
For more information, contact: Troy Dewar, director, investor relations, at +1-216-263-7765.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the potential impact that global economic and financial market crisis may have on our business and operations, including future goodwill impairments; the direction and pace of our strategic transformation, including identification of and the ability to finance potential acquisitions; the operation of our critical business facilities without interruption; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the demand for metal-based specialty chemicals and products in the Company’s markets; the impact of environmental regulations on our operating facilities and the impact of new or changes to current environmental, health and safety laws on our products and their use by our customers; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
(In thousands, except share data)
ASSETS:
Current assets
Cash and cash equivalents	$401,436	$355,383
Accounts receivable, less allowances	167,995	123,641
Inventories	266,408	287,096
Refundable and prepaid income taxes	43,547	44,474
Other current assets	49,291	32,394

Total current assets	928,677	842,988

Property, plant and equipment, net	258,161	227,115
Goodwill	301,934	234,189
Intangible assets	150,539	79,229
Notes receivable from joint venture partner, less allowance	13,915	13,915
Other non-current assets	46,801	46,700

Total assets	$1,700,027	$1,444,136

LIABILITIES:
Current liabilities
Current portion of long-term debt	$20,000	$—
Accounts payable	149,402	139,173
Accrued income taxes	10,759	7,522
Accrued employee costs	27,073	18,168
Other current liabilities	46,191	24,099

Total current liabilities	253,425	188,962

Long-term debt	120,000	—
Deferred income taxes	29,046	27,453
Uncertain tax positions	14,961	15,733
Pension liability	58,621	15,799
Other non-current liabilities	23,892	20,057

EQUITY:
Total OM Group, Inc. stockholders’ equity	1,161,179	1,131,305
Noncontrolling interest	38,903	44,827

Total equity	1,200,082	1,176,132

Total liabilities and equity	$1,700,027	$1,444,136

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2010	2009	2010	2009

Net sales	$303,099	$203,352	$606,296	$395,058
Cost of products sold (excluding restructuring charges)	234,816	168,918	465,677	334,009
Restructuring charges	293	—	807	—

Gross profit	67,990	34,434	139,812	61,049
Selling, general and administrative expenses	37,585	33,581	77,428	68,439
Goodwill impairment, net	—	35,000	—	37,629
Restructuring charges	92	—	178	—
Gain on termination of retiree medical plan	—	(4,693)	—	(4,693)

Operating profit (loss)	30,313	(29,454)	62,206	(40,326)
Other income (expense):
Interest expense	(1,644)	(236)	(2,313)	(532)
Interest income	219	236	386	533
Foreign exchange gain (loss)	(4,224)	(216)	(7,400)	865
Other expense, net	(384)	(160)	(393)	(210)

	(6,033)	(376)	(9,720)	656

Income (loss) from continuing operations before income tax expense	24,280	(29,830)	52,486	(39,670)
Income tax expense	(18,283)	(3,480)	(22,632)	(5,729)

Income (loss) from continuing operations, net of tax	5,997	(33,310)	29,854	(45,399)
Loss from discontinued operations, net of tax	(518)	(325)	(381)	(61)

Consolidated net income (loss)	5,479	(33,635)	29,473	(45,460)
Net (income) loss attributable to the noncontrolling interest	7,310	(1,696)	5,916	1,852

Net income (loss) attributable to OM Group, Inc.	$12,789	$(35,331)	$35,389	$(43,608)

Earnings per common share — basic:
Income (loss) from continuing operations attributable to OM Group, Inc. common shareholders	$0.44	$(1.16)	$1.18	$(1.44)
Loss from discontinued operations attributable to OM Group, Inc. common shareholders	(0.02)	(0.01)	(0.02)	—

Net income (loss) attributable to OM Group, Inc. common shareholders	$0.42	$(1.17)	$1.16	$(1.44)

Earnings per common share — assuming dilution:
Income (loss) from continuing operations attributable to OM Group, Inc. common shareholders	$0.43	$(1.16)	$1.17	$(1.44)
Loss from discontinued operations attributable to OM Group, Inc. common shareholders	(0.01)	(0.01)	(0.01)	—

Net income (loss) attributable to OM Group, Inc. common shareholders	$0.42	$(1.17)	$1.16	$(1.44)

Weighted average shares outstanding
Basic	30,471	30,256	30,388	30,222
Assuming dilution	30,591	30,256	30,522	30,222

Amounts attributable to OM Group, Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$13,307	$(35,006)	$35,770	$(43,547)
Loss from discontinued operations, net of tax	(518)	(325)	(381)	(61)

Net income (loss)	$12,789	$(35,331)	$35,389	$(43,608)

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2010	2009	2010	2009

Operating activities
Consolidated net income (loss)	$5,479	$(33,635)	$29,473	$(45,460)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Income (loss) from discontinued operations	518	325	381	61
Depreciation and amortization	13,673	13,465	26,846	26,755
Share-based compensation expense	1,105	1,428	2,779	3,128
Tax deficiency (excess tax benefit) from exercise/vesting of share awards	(1)	2	(93)	422
Foreign exchange (gain) loss	4,224	216	7,400	(865)
Goodwill impairment charges, net	—	35,000	—	37,629
Restructuring charges	385	—	985	—
Gain on termination of retiree medical plan	—	(4,693)	—	(4,693)
Other non-cash items	2,665	2,225	3,992	6,197
Changes in operating assets and liabilities, excluding the effect of business acquisitions
Accounts receivable	(5,939)	(6,361)	(31,744)	18,569
Inventories	12,911	7,354	48,148	37,416
Accounts payable	2,191	21,522	3,944	(6,417)
Other, net	8,445	(5,820)	3,763	(5,108)

Net cash provided by operating activities	45,656	31,028	95,874	67,634

Investing activities
Expenditures for property, plant and equipment	(6,221)	(9,773)	(10,802)	(15,363)
Acquisitions	—	—	(171,979)	—
Other, net	(246)	(1,728)	(350)	(2,391)

Net cash used for investing activities	(6,467)	(11,501)	(183,131)	(17,754)

Financing activities
Payments of long-term debt and revolving line of credit	—	(26,121)	(105,000)	(26,141)
Proceeds from the revolving line of credit	—	—	245,000	—
Debt issuance costs	(113)	—	(2,596)	—
Tax deficiency (excess tax benefit) on exercise / vesting of share awards	1	(2)	93	(422)
Proceeds from exercise of stock options	10	—	3,802	—
Payment related to surrendered shares	—	(152)	(1,209)	(524)

Net cash provided by (used for) financing activities	(102)	(26,275)	140,090	(27,087)

Effect of exchange rate changes on cash	(3,388)	2,649	(6,782)	695

Cash and cash equivalents
Increase in cash and cash equivalents from continuing operations	35,699	(4,099)	46,051	23,488
Discontinued operations — net cash provided by operating activities	—	—	2	—
Balance at the beginning of the period	365,737	272,372	355,383	244,785

Balance at the end of the period	$401,436	$268,273	$401,436	$268,273

OM Group, Inc. and Subsidiaries
Unaudited Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2010	2009	2010	2009

Net Sales
Advanced Materials	$150,266	$104,038	$320,230	$212,982
Specialty Chemicals	124,419	100,255	239,449	183,264
Battery Technologies (a)	28,414	—	47,003	—
Intersegment items	—	(941)	(386)	(1,188)

	$303,099	$203,352	$606,296	$395,058

Operating profit (loss)
Advanced Materials	$17,335	$5,004	$46,593	$11,402
Specialty Chemicals (b)	20,211	(31,829)	35,552	(39,807)
Battery Technologies (a)	411	—	(1,094)	—
Corporate (c)	(7,644)	(2,629)	(18,845)	(11,921)

	$30,313	$(29,454)	$62,206	$(40,326)

(a)	includes activity since the acquisition of EaglePicher Technologies on January 29, 2010.

(b)	includes a $35.0 million and $37.6 million non-cash goodwill impairment charge in the three and six months ended June 30, 2009, respectively.

(c)	includes $2.2 million of fees related to the EaglePicher Technologies acquisition in the six months ended June 30, 2010 and a $4.7 million gain on the termination of the Company’s retiree medical plan in the three and six months ended June 30, 2009.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2010	2009	2010	2009

Volumes
Advanced Materials
Product sales volume — metric tons*	6,010	7,000	12,991	13,349
Cobalt refining volume — metric tons	1,979	2,055	4,273	4,189
*Sales volume includes cobalt metal resale and copper by-product sales.

Specialty Chemicals
Advanced Organics sales volume — metric tons	6,520	5,984	12,130	10,887
Electronic Chemicals sales volume — gallons (thousands)	2,912	2,209	5,614	3,887
Ultra Pure Chemicals sales volume — gallons (thousands)	1,541	1,184	2,825	2,129
Photomasks — number of masks	7,596	6,931	14,450	13,431

OM Group, Inc. and Subsidiaries
Non-GAAP Financial Measure

	Three months ended		Three months ended
	June 30, 2010		June 30, 2009
(in thousands, except per share data)	$	Diluted EPS	$	Diluted EPS

Net income (loss) attributable to OM Group, Inc. — as reported	$12,789	$0.42	$(35,331)	$(1.17)

Less:
Income (loss) from discontinued operations, net of tax	(518)	(0.01)	(325)	(0.01)

Income (loss) from continuing operations attributable
to OM Group, Inc. — as reported	$13,307	$0.43	$(35,006)	$(1.16)

Special items — income (expense):
Discrete tax items — OMG portion	(5,256)	(0.17)	—	—
EaglePicher — inventory (COGS) and deferred revenue (sales) valuation, net of tax	(1,599)	(0.05)	—	—
Restructuring charges, net of tax	(459)	(0.02)	—	—
Goodwill impairment charge	—	—	(35,000)	(1.16)
Intangible asset impairment charge	—	—	(1,229)	(0.04)
Gain on termination of retiree medical plan	—	—	4,693	0.16

Income (loss) from continuing operations attributable
to OM Group, Inc. — as adjusted for special items	$20,621	$0.67	$(3,470)	$(0.11)

Weighted average shares outstanding — diluted		30,591		30,256

	Six months ended		Six months ended
	June 30, 2010		June 30, 2009
(in thousands, except per share data)	$	Diluted EPS	$	Diluted EPS

Net income (loss) attributable to OM Group, Inc. — as reported	$35,389	$1.16	$(43,608)	$(1.44)

Less:
Income (loss) from discontinued operations, net of tax	(381)	(0.01)	(61)	—

Income (loss) from continuing operations attributable to OM Group, Inc. — as reported	$35,770	$1.17	$(43,547)	$(1.44)

Special items — income (expense):
Discrete tax items — OMG portion	(2,434)	(0.08)	(2,031)	(0.07)
EaglePicher — inventory (COGS) and deferred revenue (sales) valuation, net of tax	(2,610)	(0.09)	—	—
Restructuring charges, net of tax	(887)	(0.03)	—	—
Goodwill impairment charge	—	—	(37,629)	(1.25)
Intangible asset impairment charge	—	—	(1,229)	(0.04)
Gain on termination of retiree medical plan	—	—	4,693	0.16

Income (loss) from continuing operations attributable
to OM Group, Inc. — as adjusted for special items	$41,701	$1.37	$(7,351)	$(0.24)

Weighted average shares outstanding — diluted		30,522		30,222
Use of Non-GAAP Financial Information:
“Income (loss) from continuing operations attributable to OM Group, Inc. — as adjusted for special items” is a non-GAAP financial measure that the Company’s management has used as an important metric in evaluating the performance of the Company’s business for 2010. The above table presents a reconciliation of the Company’s GAAP results, as reported (both net income (loss) attributable to OM Group, Inc. and income (loss) from continuing operations attributable to OM Group, Inc.), to its non-GAAP results after adjusting for the special items shown. The Company believes that the non-GAAP financial measure presented in the above table facilitates a comparative assessment of the Company’s operating performance by its management. In addition, the Company believes that this non-GAAP financial measure will enhance investors’ understanding of the performance of the Company’s operations during 2010 and of the comparability of the 2010 results to the results of prior periods.